Exhibit 10.4

CONFIDENTIAL TREATMENT REQUESTED

Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*].

SUPPLEMENTAL CONFIRMATION

To:	Dollar Tree Stores, Inc. 500 Volvo Parkway Chesapeake, VA 23320
From:	Goldman, Sachs & Co.
Subject:	Accelerated Stock Buyback
Ref. No:	SDB1623287897
Date:	December 8, 2006

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Dollar Tree Stores, Inc. (“Counterparty” and together with GS&Co., the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of December 8, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	December 8, 2006
First Valuation Date:	The first day of the Calculation Period with respect to the Collared ASB Transaction.
Initial Share Price:	USD30.19 per Share
Scheduled Valuation Date:	March 8, 2007
First Acceleration Date:	The First Acceleration Date for the Collared ASB Transaction.
Number of Shares:	1,656,178
Settlement Price Adjustment Amount:	[*]
Initial Purchase Price:	USD50,000,013.82
Termination Price:	USD15.00 per Share

* - Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. Counterparty represents and warrants to GS&Co. that neither it (nor any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act) have made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date other than through GS&Co.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By: /s/ Conrad Langenegger

Authorized Signatory

Agreed and accepted by:

DOLLAR TREE STORES, INC.

By: /s/ Kent A. Kleeberger
Name: Kent A. Kleeberger
Title: Senior Vice-President and CFO

Forward to Exhibit 10.6

Return to Form 10K